Exhibit 10.1

August 2, 2021

Jay Flatley

Dear Jay:

On behalf of the Board of Directors, it is my pleasure to offer you the position of Acting Chief Executive Officer (“Acting CEO”) of Zymergen Inc. (“Zymergen” or the “Company”), effective as of August 2, 2021 (your “Start Date”). The time period for this role is anticipated to be up to when a permanent Chief Executive Officer commences employment with Zymergen.

The following outlines the terms associated with this offer:

1.	As Acting CEO, you will have such responsibilities, duties, and authorities as are commensurate with the position of Acting CEO, or as are requested of you by the Board of Directors of the Company (the “Board”).

2.	During your service as Acting CEO, you will remain Chairman of the Board, but will now also be an employee of the Company. During your service as Acting CEO, you will forego compensation for your service on the Board, but your existing equity awards will continue to vest.

3.	You agree that you hereby resign as a member of the Board’s Compensation and Nominating and Corporate Governance Committees effective as of the Start Date but will continue your service as Chairman of the Board and on the other Board committees and subcommittees.

4.	The Board understands that you will continue to engage in all businesses that you engage in as of the date of this offer, so long as such activities do not create an actual or reasonably foreseeable potential conflict of interest with, or materially interfere with the performance of, your duties hereunder.

5.	You will receive a base salary at the rate of $1,000,000 per year, payable in accordance with the customary payroll practices and procedures of the Company. You will not participate in the Company’s cash incentive programs.

6.	You will be entitled to receive, subject to approval of the Board, a one-time, sign-on long-term incentive grant of stock options for 1,520,000 shares of Common Stock, representing approximately one and a half percent (1.5%) of the outstanding shares of common stock of the Company as of June 30, 2021, which shall vest in substantially equal installments on each quarterly anniversary of the Start Date over the two-year period commencing on the Start Date. You will vest in the stock options so long as you continue to provide services to the Company in your capacity as Acting CEO or as the Chairman or Lead Independent Director of the Board. The options will be subject to the terms and conditions applicable to options granted under the Company’s 2021 Incentive Award Plan, and the applicable stock option agreement to be entered into by you and the Company. Immediately prior to a Change in Control (as defined in the 2021 Incentive Award Plan), the vesting of the options will accelerate in full.

7.	The Company will reimburse you for all reasonable travel expenses associated with your travel to the San Francisco Bay Area in the performance of your duties as Acting CEO, including business class airfare and housing and hotel accommodations. To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

8.	You will be eligible to participate in a number of Company-sponsored health and welfare benefits.

9.	This offer letter shall in all respects be governed by and construed in accordance with the laws of the State of California, not including the choice-of-law rules thereof. You and Zymergen consent to the exclusive and sole jurisdiction and venue of the state and federal courts located in California for the litigation of disputes not subject to arbitration and waive any claims of improper venue, lack of personal jurisdiction, or lack of subject matter jurisdiction as to any such disputes.

10.	All payments provided for herein in your capacity as Acting CEO shall be reduced by any amounts required to be withheld from time to time under applicable federal, state or local income or employment tax law or similar statutes or other provisions of law then in effect.

11.	You will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”), a copy of which is attached hereto as Exhibit A.

12.	This offer letter supersedes all prior and contemporaneous oral or written, express or implied understandings or agreements regarding your employment with Zymergen (other than the PIIA), and contains the entire agreement between you and Zymergen regarding your employment with Zymergen. The terms set forth in this letter may not be modified, except in writing signed by an authorized representative of Zymergen, which expressly states the intention of Zymergen to modify the terms of this offer letter.

If the foregoing correctly sets forth your understanding of our offer, please indicate your acceptance by signing two copies of this letter and returning one copy to me.

We look forward to the significant contributions you will make as you join Zymergen.

Sincerely,

/s/ Sandra Peterson
Sandra Peterson
Compensation Committee Chair

ACCEPTANCE:

I have read this letter and agree with the terms and conditions of my employment as set forth above.

Dated: August 2, 2021	Signature:	/s/ Jay Flatley
Jay Flatley

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